Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Tel-Instrument Electronics Corp. on Form S-8 (File No. 333-127670) of our report dated June 17, 2022, with respect to our audit of the consolidated financial statements of Tel-Instrument Electronics Corp. as of March 31, 2022 and for the year ended March 31, 2022 appearing in the Annual Report on Form 10-K of Tel-Instrument Electronics Corp. for the year ended March 31, 2023. We resigned as auditors on September 13, 2022 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements for the periods after the date of our resignation.

/s/ Friedman LLP

Marlton, New Jersey

June 15, 2023